As filed with the Securities and Exchange Commission on August 31, 2006

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT

RENASANT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Mississippi	64-0676974
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

209 Troy Street Tupelo, Mississippi	38802-0709
(Address of Principal Executive Offices)	(Zip Code)

2001 LONG-TERM INCENTIVE PLAN

(Full Title of the Plan)

E. Robinson McGraw President and Chief Executive Officer	Copy to: Jane E. Armstrong, Esq.
Renasant Corporation	Phelps Dunbar LLP
209 Troy Street	365 Canal Street, Suite 2000
Tupelo, Mississippi 38802-0709	New Orleans, Louisiana 70130
(662) 680-1001	(504) 566-1311
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered(1)	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $5.00 par value per share	975,000	$29.90	$29,152,500	$3,119.32

(1)	In the event of a stock split, stock dividend or similar transaction involving the common stock of the registrant, in order to prevent dilution, the number of shares registered hereunder shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the 1933 Act.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the 1933 Act and computed on the basis of the average of the high and low sales prices per share of Renasant Corporation common stock, $5.00 par value, as reported on the NASDAQ Global Select Market on August 29, 2006.

EXPLANATORY NOTE

On December 23, 2002, Renasant Corporation (formerly known as The Peoples Holding Company, the “registrant”) filed a registration statement on Form S-8 (registration number 333-102152) (the “2002 Registrant Statement”) registering 250,000 shares of the registrant’s $5.00 par value common stock (the “common stock”) for grant, award or issuance under the The Peoples Holding Company 2001 Long-Term Incentive Plan (as amended, the “Plan”). On December 1, 2003, the registrant effected a three-for-two stock split of its common stock, and as provided in the 2002 Registration Statement, the number of shares registered increased to 375,000 in accordance with Rule 416(a) under the Securities Act of 1933, as amended.

At its annual meeting held on April 19, 2005, shareholders of the registrant approved an amendment to the Plan providing for the grant, award or issuance of an additional 650,000 shares of common stock under the Plan. On August 28, 2006, the registrant effected a three-for-two stock split of its common stock. Pursuant to Article 4 of the Plan, the aggregate number of shares of the registrant’s common stock available for issuance under the Plan, which includes the additional 650,000 shares approved by the shareholders of the registrant, was automatically adjusted to reflect such stock split. Accordingly, the number of shares approved by the shareholders in 2005 was adjusted to 975,000 shares. Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed to register such additional 975,000 shares. An aggregate of 152,250 shares (after giving effect to the three-for-two stock split) of the shares registered pursuant to this Registration Statement relate to incentives previously granted and awarded under the Plan, in the form of 5,250 shares of restricted stock and 147,000 shares issuable upon exercise of stock options, which stock options are not currently exercisable. The remainder of the shares registered pursuant to this Registration Statement are reserved for future grants of incentives under the Plan. Pursuant to Form S-8, General Instruction E, the registrant incorporates by reference herein the contents of the 2002 Registration Statement (registration number 333-102152).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

5	Opinion of Phelps Dunbar LLP

23.1	Consent of Horne LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Phelps Dunbar LLP (included in Exhibit 5)

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tupelo, State of Mississippi, on this 29th day of August, 2006.

RENASANT CORPORATION

By:	E. Robinson McGraw
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated below.

Signature	Title	Date

E. Robinson McGraw E. Robinson McGraw	Chief Executive Officer (Principal Executive Officer)	August 29, 2006

Stuart R. Johnson Stuart R. Johnson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 29, 2006

S-1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints E. Robinson McGraw and Stuart R. Johnson, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including additional post-effective amendments) to this Registration Statement on Form S-8, and all other documents in connection therewith and all instruments necessary, appropriate or advisable to enable Renasant Corporation to comply with the Securities Act of 1933, as amended, and other federal and state securities laws, in connection with The Peoples Holding Company 2001 Long-Term Incentive Plan, and to file any such documents or instruments with the Securities and Exchange Commission, and to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

William M. Beasley William M. Beasley	Director	July 31, 2006

George H. Booth, II George H. Booth, II	Director	July 29, 2006

Frank B. Brooks Frank B. Brooks	Director	July 29, 2006

Francis J. Cianciola Francis J. Cianciola	Director	July 29, 2006

John M. Creekmore John M. Creekmore	Director	July 29, 2006

Marshall H. Dickerson Marshall H. Dickerson	Director	July 29, 2006

John T. Foy John T. Foy	Director	July 26, 2006

Eugene B. Gifford, Jr. Eugene B. Gifford, Jr.	Director	July 29, 2006

Richard L. Heyer, Jr. Richard L. Heyer, Jr.	Director	July 29, 2006

Neal A. Holland, Jr. Neal A. Holland, Jr.	Director	July 29, 2006

Harold B. Jeffreys Harold B. Jeffreys	Director	July 29, 2006

Jack C. Johnson Jack C. Johnson	Director	July 29, 2006

J. Niles McNeel J. Niles McNeel	Director	July 29, 2006

Theodore S. Moll Theodore S. Moll	Director	July 29, 2006

John W. Smith John W. Smith	Director	July 29, 2006

H. Joe Trulove H. Joe Trulove	Director	July 29, 2006

J. Larry Young J. Larry Young	Director	July 29, 2006

S-2

EXHIBIT INDEX

Exhibit Number	Document Description

5	Opinion of Phelps Dunbar LLP

23.1	Consent of Horne LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Phelps Dunbar LLP (included in Exhibit 5)